Exhibit 10.8
Blue Star
Rental Agreement “Spaces for professional purposes”
Between
EVERE REAL ESTATE, anonymous partnership of which the established company seat is at 1932 Zaventem, Hippokrateslaan 16, entered in the record of legal persons 441.403.745, represented by two members of its management committee:
The determined partnership with limited responsibility ANDRE BOSMANS MANAGEMENT, established at 9000 Gent, Posteemestraat 42, represented here by its business manager, Mr. Andre Bosmans;
The determined partnership with limited responsibility MARTIN DE WAELE MANAGEMENT, established at 3060 Bertem, Gloriantlaan 6, here represented by its business manager, Mr. Martin De Waele;
Who attest to have the necessary authority at their disposal to sign the agreement in question on behalf of the company,
Hereafter called “the Lessor”,
and
TECH TEAM EUROPE, anonymous partnership seated at 1130 Brussels, Zweefvliegtuigstraat 10, entered in the record of legal persons under number                     , of this city
Represented by Mr. Christophe Neut, General Manager
Who attests to have the necessary authority at his disposal to sign the agreement in question on behalf of the company,
Hereafter called “the Lessee”,
a lease is entered into according to the general conditions added and the special conditions described hereafter, which together constitute the rental agreement in question. The special conditions have priority over the general conditions.
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SPECIAL CONDITIONS
1. SUBJECT OF THE CONTRACT AND PURPOSE OF THE SPACES
EVERE Authority
In a building, named Blue Star, located at Zweefvliegtuigstraat 10
1.1 the following private portions, outlined with a blue border on the attached plans of the levels and locations:
1.1.1 on the ground floor, on the third and fourth levels of block A, offices;
1.1.2 on the third and fourth levels of block B, offices
1.1.3 fifty-five above-ground parking spaces
1.1.4 on level -1, spaces used as filing spaces.
1.2 the parts of the building useable for general use of the occupants.
2. ALLOCATIONS IN THE BUILDING
The following quotients will be allocated to the leased spaces for the communal expenses:
For the offices in Block A described under 1.1.1: 2.369/ 100.992 for the ground floor, 2.819/100.992 for the third level, and 2.819/ 100.992 for the fourth level;
For the offices in Block B described under 1.1.2: 4.548 /100.992 for the third level and 4.548/ 100.992 for the fourth level;
For the parking spaces described under 1.1.3: no quotients;
For the spaces described under 1.1.4: no quotients.
3. DURATION OF THE RENTAL AGREEMENT
The rental agreement in question is entered into for a duration of nine years, commencing on 1 January 2005 and, legally and without prior cancellation ending at midnight on 31 December 2013, without the ability to invoke an implied renewal.
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Nonetheless, each party has the right to end the lease early at the end of the sixth year, that is on 31 December 2010, on the condition that a signed letter of prior cancellation be given to the other party six months beforehand.
4. CONDITION OF THE SPACES
The spaces are to be made available in the condition in which they exist at present, where the LESSEE is concerned pursuant to a previous rental agreement.
5. RENT
The annual base rent is set at six hundred seventy-seven thousand seven hundred fifty-three Euros (677, 753.00 €), namely:
For the offices described under 1.1.1 and 1.1.2: 631,478 €
For the parking spaces described under 1.1.3: 37,290 €
For the spaces described under 1.1.4: 8,985 €
This rent is linked to the index for the month preceding the signing of the agreement in question, namely, either the index for February 2004, which is valid as a base index; or 113.02 as long as the health index is applicable. The first rent to be paid will be the result of the application of the base rent price to the evolution of this index, with, as a new index, the one from the month preceding the one when the rental agreement is entered into. That is, the index for December 2004. The additional applications will take place on 1 January of each year, and the first time in 2006.
The rent is payable quarterly in advance, to account no. 001-3807899-46 of the LESSOR, or to any account that the latter informs the LESSEE of, and for the first time on 1 January 2005.
6. PAYMENT OF THE COMMUNAL EXPENSES
In accordance with article 9 of the general conditions, the communal rental expenses give cause to payment by the LESSEE of trimestrial provisions, of which the amount is currently set at 42,500 6, being a fourth of the annual portion provided for the LESSEE in the communal expenses. They are payable to account no. 001-4216064-35 on the same date as the rent. The regulation will take place at the end of each calendar year, whether by sending an invoice or a credit statement.
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7. RENT GUARANTEE
The amount of the rent guarantee must be equal to six months’ rent and should be adjusted at the end of each three-year period, taking into consideration the changed rent.
This deposit will be in the form of a bank guarantee, according to the example in the enclosure.
8. CHARGES, EXPENSES, CONTRIBUTIONS
All charges, expenses, and contributions referred to in article 7 of the general conditions should be paid by the LESSEE to the LESSOR at least fourteen days before they are due.
9. REGISTRATION
For the calculation of the registration fees, the expenses not expressed in terms of numbers are structured at 10 % of the annual base rent.
10. USE OF THE SPACES
The LESSEE may not load the floor by more than 300 kg per square meter (including walls) in the office spaces.
11. RIGHT OF PREFERENCE FOR EACH APPLICANT LESSEE
Before entering into a rental contract with a third party, the LESSOR—concerning the fifth and the sixth levels of Block A—by fax or e-mail, shall inform the LESSEE of the conditions that are provided and against which the latter has precedence over any other applicant LESSEE. The LESSEE shall have ten business days at his disposal to inform the LESSOR that he will rent the proposed spaces. In that case, without delay an enclosure to the rental agreement in question will be signed, and it will be in effect on the first day of the following month. If the LESSEE does not react in the period of ten business days, he will be considered to have renounced the right of preference for the transaction involved.
12. DEFERRED CONDITIONS
The agreement in question is being entered into under the deferred conditions from the signing of enclosure 8 of the rental agreement of 18 July 1997, in which, among other things, the amicable breaking of the agreement of 31 December 2004 is agreed upon.
13. List of enclosures
•	General conditions,

•	Plans for the levels concerned,
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•	Regulation of internal order,

•	Example of bank guarantee.
Drawn up in Brussels on 10 May 2004 in four
Copies, of which one is for the registry. Each party
Acknowledges having received his copy.

[signature] THE LESSOR	[signature] THE LESSEE
Tech Team Global NV/SA
Zweefvliegtuigstraat 10 Rue du Planeur
1130 Brussels
Belgium
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E
D
C
A

Surface grid - technical specs

A 19.03.03 Trames surfaces - Indications techniques spéc

Architecte Architect	Maître de l'ouvrage Project Manager	Adresse des travaux Address of works.	Ech.:	Plan title
Wiendschapstraat, 33 – 1560 Hoeilaart Tel : +32 475 35 59 10 – Fax : +32 2	EVERE REAL ESTATE Tel : +32 2 715 55 11 – Fax : +32 2 715 55 12	Bâtiment Blue Star Rue du pionnier, 13 1130 Bruxelles	1/10 1/50 1/200 1/500 1/1000	BLUE STAR - building ABC

Index	Type	Date	Plan N°
A B C D E F G H I J	Général Détail	05.12.2002	PL_ABC_01

BLUE STAR
EVERE REAL ESTATE
56 p.
82 p.
13 p.
4 p.
F
50 p.
7 p.
3 p.
E
D
A
B
31 p.
CHAUSSEE DE HAECHT
RUE DE STRASBOURG
RUE DU PLANEUR

Surface grid - technical specs-
A 11.09.02

Architecte Architect	Maître de l'ouvrage Project Manager	Adresse des travaux Address of works	Echelle	Plan title
Vierschaalstraat, 33 - 1640 Hoeilaart	EVERE REAL ESTATE		1/10	BLUE STAR - building ABC
Tel.: +32 475 28 57 10 - Fax: +32 2 304 74 87			1/50	
			1/200	
			1/500	Général
			1/1000	Détail

1
2
3
4
5
6
7
8
9
10
11
12
F
E
D
C
B
A

Surface grid - technical specs

A 19.09.03 Trames surfaces + indications techniques spécifiques rchitecte Architect

Wiendschapstraat, 33 – 1560 Hoeilaart
Tel : +32 475 25 59 10 – Fax : +32 2 ...

Maître de l'ouvrage Project Manager

EWERC REAL ESTATE

Tel : +32 2 718 53 11 – Fax : +32 2 718 53 12

Adresse des travaux

Address of works

Ech.: 1/10, 1/50, 1/200, 1/500, 1/1000

Plan title

BLUE STAR - building ABC

Index: A B C D E / F G H I J

Type: Général / Détail

Date: 05.12.2002

Plan n°: PL_ABC_03

RENTAL AGREEMENT
“SPACES FOR PROFESSIONAL PURPOSES”
GENERAL CONDITIONS
ARTICLE 1 — SUBJECT FOR THE AGREEMENT
The LESSOR gives the lease to the LESSEE , who accepts, the goods described in the special conditions and goods recognized by the LESSEE, who does not require a more detailed description.
The LESSOR maintains the right to alter or exchange the parking spaces allocated to the LESSEE for equal ones if it is required for the safety or the internal organization of the building.
ARTICLE 2 — DESIGN OF THE SPACES LEASED
The design of the spaces leased is described in more detail in the special conditions. If the plans are attached to the rental agreement, the design of the spaces possibly indicated must be strictly respected by the LESSEE. The LESSEE may not make any changes to the design without advance approval in writing from the LESSOR, who can always refuse without having to give any justification for the refusal.
No activity such as that which is indicated by the law of 30 April 1951 on business rental may be carried out in the leased spaces. The LESSEE is prohibited from transferring (or having transferred) to public development.
The possible parking places are designed as parking spaces for passenger vehicles and small delivery trucks, with the exclusion of any other type of use.
ARTICLE 3 — DURATION
The lease is entered into for the length of time mentioned in the special conditions.
ARTICLE 4 — RENT AND PAYMENT STIPULATIONS
The rent is paid and received by means of the annual base rent mentioned in the special conditions, which also determines the payment stipulation. If the LESSOR sends the LESSEE a notice of a due date, this document shall only be intended to make the payment easier and will not constitute an invoice. The LESSEE is not in any way exempt from making the rent payment punctually if this notice of the due date does not reach him, whatever the reason.
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The annual rent is payable in three-month installments, in advance, at the latest on the first day of the months January, April, July, and October of each year. The first and/or the last payment will be pro-rated if the rent is paid in any circumstance other than the dates above and/or if it is not at the end of a calendar quarter.
ARTICLE 5 — ADJUSTMENT TO THE RENT
The rent will follow the fluctuation index of the consumer prices, which is still replaced by the health index, as long as this replacement is imposed by the law. Each year, on the date determined in the special conditions, the rent will be adjusted according to the following formula:
New rent = base rent x new index
                         Base index
Before the adjustment of the article in question, it will be clarified that:
          The base rent and the base index are indicated in the special conditions;
The new index for this is from the month preceding the month in which the rent adjustment implemented.
The rent adjusted in this manner shall be applicable immediately, legally and without proof of default. It can never be lower than the base rent.
In the case that the abovementioned index is repealed, the rent shall be linked to the new official system that replaces it. In the absence of a similar system, the LESSOR will have the right to invoke the increase for the duration of the lease. In the event of a lack of an understanding between the parties about the adjustment of the rent, by the highest authority, and without recourse, this adjustment will be determined by the Justice of the Peace or by another person appointed by the latter. This arbitrator shall also make a judgment about the arbitration costs, the burden for which shall be placed on the party that is determined to be wrong, without prejudice to the possibility of dividing the costs if each party is determined to be partially responsible for being wrong.
ARTICLE 6 — GUARANTEE
Within the thirty days after the signing of the current agreement and, in any case, before taking possession of the leased spaces, the LESSEE shall establish a rent guarantee (security deposit) of which the original amount will be based on the specifications of the special conditions. This will also clarify the adjustment stipulation of this amount.
The guarantee should be issued by a bank with an established seat in Belgium and accepted by the LESSOR. Its duration should exceed the length of the lease by three months and thus must be
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adjusted in the event of a renewal of the lease. It can never be used to pay the rent or for other contractual debts. At any time an appeal can be made for this guarantee by written request, by signed letter directed to the bank, regardless of any possibility of resistance from anyone. The guarantee shall be released three months after the end of the lease, as far as the LESSEE has fulfilled his obligations.
The LESSOR shall have the right to deny access to the leased spaces if the guarantee is not determined to be valid. The LESSEE cannot appeal this argument to exempt himself from paying the rent and the expenses. After simple, written notification to the LESSEE, the LESSOR can also use the amounts already used to pay rent to set up a type of guarantee. In this case, an amount equal to the one frozen will remain due as rent. The amount frozen in this manner will not accrue interest for the LESSEE. The LESSOR can proceed in this same manner in the event that possible adjustment of the security is not implemented.
The establishment of this rent guarantee constitutes an essential condition for the existence of the lease. The LESSEE explicitly accepts that each shortage in this obligation will be considered serious.
The LESSEE commits to providing the leased spaces with furniture or materials belonging to him, with a value equal to at least six months’ rent.
ARTICLE 7 — TAXES, EXPENSES, CONTRIBUTIONS
To be calculated from the beginning of the lease and pro-rated, the LESSEE shall owe all contributions, expenses, taxes, and advance tax payments that are placed upon or shall be levied by the government or all other authorities, whether upon the leased spaces or upon the activities that are carried out by the LESSEE. He commits to paying the amount in accordance with the stipulations provided in the special conditions. In the event of a lack of division by the government itself, the distribution of these expenses will take place based on the distribution key applicable to the leased spaces, or on another basis as indicated in the special conditions.
If a mandatory law annuls a clause included in the previous paragraph, entirely or partially, the annual rent will be reviewed by the parties so that the total income that the LESSOR receives from the leased spaces is not decreased. This determination is to be agreed upon explicitly between the parties and forms an essential condition before the agreement by the LESSOR to the rent in question.
The LESSEE that is exempt from one type of taxation or another shall be charged with the possible ensuing increase in the shares of the other lessees.
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ARTICLE 8 — COMMUNAL EXPENSES
In addition to the rent determined for this, the LESSEE shall pay his portion of the communal expenses, as shall be calculated by the syndic, the LESSOR or the manager, and shall be distributed according to the distribution key provided in the special conditions.
The communal expenses, which are not limited to the list below, include more specifically the costs with regard to:
The use, the maintenance and the “comprehensive” security of the different pieces of equipment such as the central heat, the air conditioning, the sanitation, the elevators, the electrical equipment, the access control, the fire detection, and the fire alarm system, the regulation system of the technical equipment;
The maintenance of the access doors, the outer cabinetry, and the apparatus for cleaning the outside walls;
The monitoring of the abovementioned equipment, such as any monitoring mandated by law, the regulation or recommendation by a recognized organization;
The cleaning of the facade, the outside of the windows and the framework, and the communal portions of the building;
The clearing of waste and refuse, brought by the LESSEE beforehand to a gathering place indicated by the management;
The use of possible accounts for water, electricity, gas, steam, fuel, and telephone, if there is no division per LESSEE in existence;
Small deliveries, in the case of sanitation facilities made available in the communal parts of the building;
The maintenance of roofs, rain water drain pipes, and interior and exterior drain pipes to public sewer system;
The installation, adjustment, and maintenance of signals and labeling unless they are for completely private use by the LESSEE;
The insurance subscribed to by the LESSOR or the management of the building, with the exemptions provided in the policies;
The obligatory contractual periodic monitoring with regard to security;
The services possibly delivered in the building, such as the technical expertise, reception guard, “handy man,” concierge, restaurant cooks;
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The provisions by the management or the syndicate, determined at 3% of the annual indexed rent;
The salary, insurance, and social taxes regarding the personnel that work for the well-functioning or the maintenance of the building;
The maintenance, guarding, and the essential measures to be taken for the safety of persons and goods in the building;
The adaptations of the communal portions required by a change in the government regulations;
The depreciation of the investments made by the LESSOR in the building that have decreasing the communal expenses as their purpose.
The communal expenses also include all taxes that are tied to their components.
ARTICLE 9 — PAYMENT OF THE COMMUNAL EXPENSES
If the agreement anticipates the payment of provisions, after the end of each calendar year, the syndicate, the LESSOR or the management shall compile a status summary with the actual information from the past year. If he wishes, the LESSEE shall be able to examine the pieces of evidence and documents at the place where they are kept. The regularization invoices shall be compiled with the LESSEE’S portion of the communal expenses attributed to the LESSEE based on the agreement in question and should be paid within ten business days after their being sent.
Upon request by one of the parties, the provisional or fixed amount above or below each year can be adjusted, based on the actual information from the previous four trimesters.
ARTICLE 10 — PAYMENTS —ARREARS
Each amount owed by the LESSEE according to the agreement in question must be paid in full, without any deduction for any reason, such as, for example, transfer costs or exchange commissions.
Each amount owed by the LESSEE within the framework of the agreement in question that is not paid within ten days after its due date, legally and without proof of default shall accrue interest from the due date and every applicable month begun for a full month. The interest is the required applicable legal interest rate at the moment, increased by two points.
The LESSEE renounces the judgment of articles 1253 and subsequent ones from the Civil Statute Book. The LESSOR shall be able to attribute all payments made by him for the obligations determined by him.
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ARTICLE 11- PRIVATE USE
Coming under the expenses of the LESSEE are the costs for all subscriptions, connections, meters and private use, and all costs for maintenance, replacement and restoration with regard to the spaces leased by him, with the exception of those explicitly determined as obligations of the LESSOR.
If in the division of a level, portions designated as private consist of a portion to be used communally, the costs for this communal portion shall be borne by the users of the private portions. The maintenance of this communal portion is not included in the responsibilities of the management.
If the LESSEE wishes for the technical equipment to remain operational outside of normal hours, this must be requested in writing to the management at least 48 hours beforehand. Except for an extraordinary request, the hours of the supplemental use of the equipment will be invoiced as private costs to the LESSEE.
If the equipment brought by the LESSEE requires higher energy capacities, volumes of technical capacity than is available in the building, the LESSEE shall take on the responsibility of all investments to ensure the operation of its activities, as well as the working comfort of his employees, in accordance with ARAB.
Among other things, the expense of the LESSEE in the private zones:
The maintenance, small deliveries and the intervention for the good function of the sanitation equipment; the installation of specific fire extinguishing equipment (fire extinguishers, dangerous spaces...); the maintenance and monitoring of the fire alarm, the fire detection, and fire extinguishing equipment (fire hydrants, spools, sprinklers); compliance with the ARAB with regard to, among other things, the work hygiene, the safety and the health of the workers, the electrical apparatus, the lifting apparatus, and the dangerous, unhealthy and unpleasant substances; the monitoring set up by ARAB with regard to electrical apparatus, lifting apparatus, fire detection and fire combating, help combinations, no-break batteries, etc.;
The installation, maintenance, and restoration of the access control and intruder detection, among other things, for the private doors that separate the private zones from the communal zones.
ARTICLE 12 — INSURANCES — SECURITY
The LESSOR alone insures the building with a policy of the “all risks type,” that , specifically, covers the following risks: fire, lightning, explosion, water damage, damage by electricity, breaking glass, reporting occurrences and any other risk that seems appropriate to him to have
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insured. The LESSEE is free to have his obligations insured by the LESSOR—within the framework of articles 1382 to 1384 and 1732 to 1735 of the Civil Statute Book—against material damage that could happen to the leased building by the occurrence of the risks covered by the global fire policy discussed above.
The LESSEE shall, at his own expense, sign a contract with a first-rate company for the coverage of the complete contents of the leased spaces, including the immovable structures that he has had brought in at his own expense, by a global fire policy that covers the same risks provided for in the policy signed by the LESSOR. He shall provide the LESSOR with a copy of this policy, and upon the first request by the LESSOR shall prove payment of the premiums.
Scope of recourse
a) Except in the event of damage done by the LESSEE, the LESSOR renounces the exercising of all recourse that he could exercise with regard to this latest, for the material damage for which the LESSEE is responsible and that happens to the leased building mainly from the risks covered by the global fire policy. He commits to obligating possible co-tenants and co-habitants to renounce the exercising of said recourse with regard to the LESSEE.
b) Except for damage done by the LESSOR, the LESSEE renounces exercising all recourse that he could exercise with regard to the LESSOR, the manager, all co-tenants, sub-leasers and/or users for material damage that happens to the goods (of which he is the owner or which he is supervising) mainly from the risks that are covered in the global fire policy that he has signed. He commits to obligating all possible sub-leasers and co-habitants to renounce exercising said recourse with regard to the LESSOR.
If the activity of the LESSEE or of the persons for whom he is responsible brings about an increase in the insurance premium of the LESSOR or the other LESSEES of the building, this increase will be the exclusive expense of the LESSEE.
In the case of something ominous with regard to the building or the leased spaces, the LESSEE must allow the LESSOR, his representative, and their employees access to the leased spaces.
The LESSEE explicitly renounces any recourse that he could exercise against the LESSOR from the paragraphs of the articles 1386 and 1721 of the Civil Statutes Book. The LESSOR cannot be held responsible for any harmful treatment by his employees, namely the messengers and housekeepers, done to the LESSEE or to a third party present with him.
The LESSEE shall be obliged to comply with the elementary safety regulations. For this he will, among other things:
Indicate the exits and fire routes by means of a colored scheme in the A3 format in the places provided;
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Keep the exits clear permanently;
Install door locks with positive security on the monitored doors that can also be opened in the event of storm interruption or fire alarm;
Have the fire detection and fire alarm information moved from the private installations to the communal installations;
All personnel are to participate in the annual fire drill;
Participate in the annual storm interruption drill implementing assistance apparatus;
Participate in the monthly hearability drill of the alarms;
Smoking is only permitted in the areas designated for it.
Never open the fire doors.
Whatever exceeds normal waste, such as hazardous waste, the remains from destruction or an evacuation, pallets and covering from deliveries or moving, shall be gathered by the LESSEE in a timely and acceptable manner, in consultation with the management, and shall be removed as quickly as possible at the exclusive expense and under the responsibility of the LESSEE.
ARTICLE 13- DESCRIPTION OF SPACES
Before the possession by the LESSEE, an objective description of the spaces will be done. This report will be united with the rental agreement. The description of the spaces will be done by an expert chosen by mutual agreement or, in the absence of an agreement, by two experts whereby each party designates one. The costs will be borne by each party for half of the amount. In the event that two experts are hired, each party will pay the fee for the expert he hires.
If, after the drawing up of the description of the spaces at the beginning of the lease, there are considerable changes to be made to the leased space, each party can request that a supplementary description be drawn up, with the expenses to be shared.
At the end of the lease the LESSEE will return the leased spaces to the state in which they were received, according to the description of the spaces at the beginning of the lease, with the exception of that which was lost or damaged by circumstances beyond one’s control, and taking into account possible supplementary descriptions of the spaces that were drawn up. In the case of an early termination of the lease by the LESSEE, or with the existence of expenses, he shall be responsible for all wear and tear.
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An objective description of the spaces at the end of the lease shall be drawn up according to its appearance on the last day of the lease; afterward the LESSEE shall completely vacate the spaces. For the drawing up of this description of spaces the parties should have designated their experts a month before the end of the lease. In the event of the lack of an agreement, the appointment shall take place through the Justice of the Peace, upon request from the most prepared party. The expert’s report shall bind the parties definitively, without recourse or protest. The payment of the fee takes place as for the description of the spaces at the beginning of the lease. The description of the spaces at the end of the lease determines the amount of the damage to the property through leasing and of the resulting damage compensation that is to be the expense of the LESSEE. The damages through the possible removal of walls that were placed by the LESSEE during the course of the lease, shall not be considered normal wear and tear.
Bringing the leased place back in order should be carried out by the LESSEE before the end of the lease. In the event of failure to do that, the LESSEE will have to pay damage compensation for unavailability, equal to two thirds of the last trimestrial rent paid by him per month of unavailability because of work, whereby each month begun shall count as an entire month.
ARTICLE 14 — USE OF THE SPACES
The LESSEE commits to using the spaces as a good tenant and not carry out any activity that can harm the peace and quiet of the neighbors or that can affect the good name of the building. Keeping animals is prohibited except by written agreement from the LESSOR and as long as it does not cause any nuisance for neighbors. The LESSEE shall comply with all of the conditions of the permits that are related to the building or to its activities.
He attests to have been notified of all regulations with regard to the occupation of the leased spaces and the use of the communal parts. He commits to complying with these regulations and safeguards the LESSOR against any recourse that should be exercised against him based on these regulations. He accepts all changes that can be introduced and all decisions that should be made by the LESSOR, the general meeting of the co-owners or the management within the framework of the authority granted to them through the possible base contract or from an internal order.
The vehicles provided by LPG Construction are not allowed in the parking area of the building.
On his own responsibility, without previous permission from the LESSOR, the LESSEE can have the installation of telephone, radio and TV equipment, telex and other technical apparatus switched, on the condition that this will not bring about any damage to the spaces. The installation and the use are the exclusive expense of the LESSEE. If installation of these devices
IMM / Aalegal / rent / PROF ALG VW 0403 4 07/04/04
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requires working on- and/or modifying the exterior of the building, or the building’s common parts, the lessee needs to obtain prior written consent for said works and/or alterations from the lessor, who maintains the right to refuse permission for aesthetic or technical reasons. The lessee will ensure that the use of the devices will not disturb the other residents.
According to the safety regulations, fire doors [if they exist] may never be left open.
The lessee has no recourse against the lessor in case of discontinuation of services or malfunctioning of devices that serve the building, due to reasons beyond the lessor’s control, or because of repairs.
The lessee will designate a person who is responsible for liaising with the manager of the building.
All contacts between the lessee and the various companies responsible for maintenance of the building will go via the building manager.
ARTICLE 15 — CHANGES TO THE PREMISES
The lessee agrees not to make changes to the leased premises without the prior written consent of the lessor. In such case, when applying for approval, the lessee will provide plans and an accurate description of the desired changes to the lessor. A refusal by the lessor requires no motivation. The consent may be conditional.
The lessor can never be held liable for work done by the lessee, nor for the changes he implemented, even if the lessor approved these. The case prevailing, the lessee will side with the lessor and safeguard him against all recourse by third parties resulting from said changes or work.
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For the implementation of all the work and/or changes, the lessee must observe and respect the prevailing rules and regulations and specifically the building’s permits and licenses, regulations on construction work, as well as the safety measures imposed by the insurer and the fire department. The lessor may require that the lessee, for said work, provide adequate insurance to cover liability claims against both lessee and lessor.
Should the environmental permit [’milieuvergunning’] require so, the lessee will, in due time, submit a plan1 of the movements of the company’s staff and visitors.
Should the Law of July 4, 1996, on the well being of workers, updated by the Royal Decree of January 25, 2001, require so, the lessee will appoint a health and safety coordinator. He will check compliance with the post-intervention dossier2 and provide a copy thereof to the building manager.
All costs resulting from the organization or adaptation of the premises in order to comply with legal, administrative, professional or other requirements, particularly urban planning- and workers’ safety requirements pertaining to lessee’s use of the premises or his activities, shall be borne by the lessee, without recourse against the lessor.
Upon completion of each organization or adaptation of the premises, the lessee will provide the lessor the “as-built” plans of the works, including the electrical wiring, the location of walls, lowered ceilings, lighting and technical installations, and when applicable, the minutes [’proces verbaal’ in Dutch] drafted upon delivery and mandatory periodical inspections.
As for the walls:
a) If the rented premises have walls, they cannot be moved, altered, replaced or changed, no matter how, without the prior written consent of the lessor, all at the expense of the lessee;
b) if the rented premises do not have walls, the lessee, at his expense, is only allowed to place some with the prior written consent of the lessor;

[1]	translator’s note: what precisely is meant here is unclear, but perhaps ‘data’ or ‘an overview’ of how staff and visitors enter or leave the building.

[2]	translator’s note: what precisely is meant here is unclear.
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c) in both above cases, the lessee shall also bear the cost of changes, required by the work, to the electrical wiring, the lowered ceilings, the fire detection and -fighting systems, the lighting, the central heating, the ventilation and air conditioning and other equipment.
At the end of the lease, all the lessee’s changes to the premises become property of the lessor, free of compensation. They must be handed over in good condition. Still, before the expiry of the lease, the lessor can ask the lessee to fully or partially remove changes made to the premises.
ARTICLE 16 — MAJOR REPAIRS
Only major repairs, namely those that Articles 605 and 606 of the Civil Code place at the owner’s expense, shall be borne by the lessor, but only if these do not stem from a fault or negligence by the lessee.
If the lessee fails to immediately inform the lessor by registered mail about all damages, that the latter is responsible to bear, which the lessee observed or upon normal investigation could have observed, he shall be liable for all ensuing damages and more specifically will bear the cost of any additional repairs that would result from his negligence.
If these additional repairs will be borne by the insurers of the building, the lessee will intervene in the amount of the exemption.
The lessor commits to implement major repairs, of which he was informed, in the shortest delays possible.
IMM / Aalegal / rent / PROF ALG VW 0403 5 07/04/04
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The implementation of all the works deemed urgent or necessary by the lessor will have to be tolerated by the lessee, who will not be entitled to any compensation in whatever form, regardless of the duration of the works.
ARTICLE 17 — ACCESS TO THE RENTAL PLACE
The lessee is bound to grant the lessor or his designated persons access to the rented premises for the implementation of major repairs, as well as maintenance and repair work of the common parts of the building.
Given prior notification by phone or fax at least 24 hours in advance, the lessee is to grant the lessor or his delegate admission to the rented premises during business hours, to assess the general state of maintenance.
ARTICLE 18 — MAINTENANCE AND REPAIRS
The lessee will maintain the leased spaces in good condition throughout the term of the lease. He will implement and bear at his expense all repairs and maintenance work that is required by law or common practice. In particular, he will in due time repaint the walls and the inner walls and without delay repair or replace the sanitary appliances, electrical installation, upholstery and flooring, doors and windows, damaged locks, cracked and broken windows, regardless of what caused the damage. He will keep the pipes, valves, pumps and drains in good condition and protect them against frost, Repair and disposal costs will be borne by him. The same applies to the devices to prevent- and fight fire. He will make sure that, on the inside, all windows- and window frames remain clean. This list is not exhaustive.
The lessee will not use water ducts for the electricity’s ground connection, no additional branches will be connected to electrical lines, nor will he cut off electrical wires too short. The length of the [free, unconnected] wires must be at least thirty centimeters.
If the lessee fails to uphold the obligations in this article, the lessor, undiminished in all his other rights, including recourse, after unsuccessfully having appealed to the lessee, by registered mail,
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to address the situation within a period of thirty days, can proceed to organize the necessary work, at the lessee’s risk and expense.
ARTICLE 19 — EXEMPTION FROM THE RESPONSIBILITY OF THE LESSOR
In case of an administrative or judicial procedure against the lessor resulting form the activities or the presence of the lessee in the leased premises, the lessee is to side with the lessor and to safeguard him against any judgment as a result thereof.
ARTICLE 20 — EXPROPRIATION
In the event of total or partial expropriation, the lease will end, in whole or in part, on the day on which the expropriating authority takes possession. The lessee will have no recourse against the lessor, only against the expropriator. Notwithstanding that, the lessee may not pursue an indemnity that would decrease any indemnity payable to the lessor.
ARTICLE 21 — SURVEILLANCE
The lessor is not liable for any theft on the leased sites, nor for the damage caused by such an act. The lessee commits to secure insurance coverage of these risks at his expense.
The lessee must take charge of the monitoring and the efficient protection of the leased sites. He explicitly relieves the lessor and his successors of any responsibility in case of theft, rebellion or riots in the leased premises or in their immediate surroundings.
ARTICLE 22 — ADVERTISING
It is principally not allowed to install advertising material or billboards [signs]. Should exception hereof be granted, the lessee bears the burden of proof that he has all the permits to do so, prior to the placement of advertising material or signs.
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ARTICLE 23 — PUTTING THE SITE UP FOR RENT OR FOR SALE
The lessee will have to condone, in the six months prior to the end of the lease, and at any time in case the leased property is put of for sale, visits of the leased premises at least three times per week, on mutually agreed days and hours. He will have to allow placement of panels and posters indicating the property is up for sale or rent, in places indicated by the lessor.
ARTICLE 24 — NOTICE BY THE LESSEE
In case the lessee requests severance of the lease, he must upon departure pay the following sums:
•	rent, common charges and taxes due at the time of his departure,

•	an irreducible compensation [indemnity] for the dissolution of the contract, the unavailability and the re-leasing of the leased sites, in the sum of the rent that the lessor could claim till the earliest possible date when this lease could be terminated according to the conditions stated under article “duration” [term — or “duur” in Dutch] in the specific conditions section of this contract. The rent to be considered for this purpose is the one at the time of the severance.

•	fees due in case of damage to the leased sites, in accordance with Article 13.
ARTICLE 25 — SEVERANCE OF THE LEASE
IMM / Aalegal / rent / PROF ALG VW 0403 6 07/04/04
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In case of a judicial severance of the lease charged to the lessee, the latter will have to bear the following costs, atop of the amounts in the previous article:
•	all the costs and expenses related to this severance,

•	a compensation equal to six months’ share in the common charges and taxes, based on the most recent data that are certain, as if he were still leasing the sites. If the lessor provides evidence that he suffered greater damage, he may claim reimbursement thereof.
In the event of insolvency, bankruptcy or liquidation of the lessee, the lessor is entitled to end the lease by registered mail, without prior notice. In this case, the lessee is due to pay the following amounts:
•	rent, common charges and taxes due at that time,

•	an indemnity for re-leasing equal to two quarters rent,

•	if any, compensation for damage to the leased space, according with Article 13.
In addition, the lease deposit will remain acquired by the lessor.
If the receiver or liquidator [receiver] is to end the lease, the provisions in the first paragraph of this article shall apply.
ARTICLE 26 — [CHOICE OF] RESIDENCE
The lessee declares to reside in the leased property. This residence will remain valid even after the termination of the lease, unless the lessee serves on the lessor, by registered mail, his new residence, which mandatory must be in Belgium. The obligation to reside in Belgium expires when all accounts and disputes, if any, relating to this lease will be closed.
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The lessor shall opt for domicile in its head office (seat of the company).
ARTICLE 27 — COSTS
All costs and fees related to this lease, including registration fees, stamp taxes [“zegelrechten” or seal (stamp) rights], penalties (except those caused by the lessor), mailing and shipping fees, as well as late fees are borne by the lessee.
Only for the calculation of the registration fees, and void of any other impact thereof for the parties, the burden for the lessee, in addition to the rent, is based on the percentage in the special conditions.
Within eight days following the signing of this agreement, the lessee will provide the lessor, who will take upon him the registration formalities, with sufficient provision to pay the registration fee and stamp duties. The lessee will be liable for penalties and interest payment, if any, for late registration as a result of insufficient provision.
In cases, stipulated by law or in this agreement, where he must obtain the consent of the lessor, the lessee bears all prior accepted necessary expenses, (such as fees of architects, engineers or other consultants), which the lessor demonstratively needs in order to address the question of the lessee.
ARTICLE 28 — RESPONSIBILITY / INDIVISIBILITY
The obligations of this lease are individually and indivisibly binding for the lessee, his heirs and his beneficiaries [“rechthebbenden” in Dutch].
ARTICLE 29 — APPLICABLE LAW / DISPUTES
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Belgian law shall govern this agreement. Any dispute as a result of this agreement, its interpretation, its execution, its dissolution or breach, is the sole responsibility of the Judge of the Peace Court of the canton [a jurisdiction somewhat similar to a US county] in which the leased premises are located.
ARTICLE 30 — CONTRACT ADJUSTMENTS
The nullity of any clause in this agreement shall not entail the nullity of the entire contract. Parties shall replace the invalid provision by a valid provision with the same economic and practical implications.
The provisions in this agreement may only be modified or amended by a signed addendum to said agreement. Addenda are also required for renouncement [of a right], discharge [from obligations] or exemption [to (parts of) the agreement].
ARTICLE 31 — TRANSFER / SUBLETTING
The lessee can only transfer the current lease, or sublet the leased spaces partly or entirely, with the formal, written and prior consent of the lessor, whose permission may be conditional. Refusal of said permission needs no explanation.
In case of sublease or lease transfer the original lessee remains individually and entirely bound by this agreement and the possible rules of internal order, jointly with the assignee or the sublessee. The sublease or lease transfer is only possible when the sublessee or assignee expressly states his commitment to adhere to his obligations vis-à-vis the lessor, unless the lessor refrains from demanding such statement at the time of the lease transfer or sublease. The lessee will provide, without delay, a registered copy of the sublease agreement or lease transfer to the lessor.
The duration of the sublease cannot exceed that of the lease.
Dutch > English Certified Translation by: ASTA-USA Translation Services, Inc. February 5, 2009
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IMM / Aalegal / rent / PROF ALG VW 0403 7 07/04/04
Dutch > English Certified Translation by: ASTA-USA Translation Services, Inc. February 5, 2009
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ARTICLE 32 — DISCHARGE FOR THE LESSEE
Returning the keys by the lessee to the lessor, no matter where or when, can never be invoked by the lessee as a full or partial discharge from his obligations towards the lessor. Proof of such discharge, or [full or partial] waiver of obligations, can only come from a written document from the lessor.
ARTICLE 33 — VAT
Barring written proof expressly stating otherwise, all amounts mentioned in the various documents that comprise this lease agreement are excluding VAT, even when VAT is levied. Absence of any mentioning that a tax is due, does not release the lessee from the payment thereof.
ARTICLE 34 — ANNEXES
This agreement comprises all documents attached to it,
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